Exhibit 99.1



                    NEW CENTURY ENERGY SIGNS LETTER OF INTENT
           CURRENT ACTIVITIES TO BUILD ON STRONG YEAR END 2005 RESULTS

     HOUSTON, TX - April 24, 2006 - New Century Energy Corp. (OTCBB: NCEY) has signed a Letter of Intent with an undisclosed third party to acquire oil & gas producing properties in the Texas Gulf Coast area. The properties are located in New Century's existing core area of operations and will include both current proved producing hydrocarbon production as well as additional undeveloped acreage for future drilling activities. Final terms of the transaction have been finalized, with closing anticipated in early May. Funding for the acquisition is expected to come from proceeds from the sale of a $40,000,000 secured term note to Laurus Master Fund ("Laurus"). Terms of the secured note with Laurus were disclosed in an 8-K filing dated April 13, 2006.

     "New Century Energy's strategy is to acquire properties with proven reserves, where we can enhance value through an active exploitation and development program. The prospective properties are consistent with this goal," says Edward DeStefano, CEO of New Century Energy Corp. "This acquisition should more than double the size of the Company's reserve base, expand our footprint in the Texas Gulf Coast region and offer multi-year drilling opportunities, with operational controlling interest held by a newly formed subsidiary of New Century Energy," further stated Mr. DeStefano.

     The acquisition will build on New Century Energy's success experienced in 2005. Highlights of the Company's full year 2005 operational and financial performance include:

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     *    Oil & gas  revenue  growth  in  excess  of  300%  to  $6.9  million in
          2005,  compared  to  $1.7  million  in  2004.

     * Operating income totaled $1.4 million in 2005, compared to an operating loss of $3.0 million in 2004.

     * Total reserve growth of over 700%, with year-end 2005 total proved reserves of 8.06 billion cubic feet (Bcf) of natural gas and 121,000 barrels of crude oil (or 8.8 Bcf equivalent).

     * Net daily production at year end 2005 grew to 5.8 million cubic feet (MMcf/d) and 55 barrels of oil (bopd).

     In addition, New Century Energy recently renegotiated terms with Strong Petroleum Group, Inc. ("Strong") related to the existing Development Agreement covering its Prado Field interests, originally entered into on April 26, 2005. The original Development Agreement called for Strong to invest at least $2.0 million in an initial work program in 2005, while providing New Century Energy and its partner, Acquatic Cellulose International ("Acquatic"), with a 12.5% carried working interest. On April 6, 2006, a new Extension Agreement was executed which extended the deadline for Strong's work commitment to September 21, 2006. Under the Extension Agreement, New Century and Acquatic increased their carry, retaining a 25% working interest in the Prado assets, and have options to increase this working interest to 50% under various conditions. For a full discussion of the new Extension Agreement, please refer to our Form 10-KSB, filed with the Securities and Exchange Commission on April 17, 2006.

     New Century Energy Corp. is an independent energy company engaged in oil and gas exploration, development and production. New Century currently owns interests in over 6,000 acres throughout the State of Texas; including oil producing acreage within the San Miguel Creek Field in McMullen County, the Tenna Field in Wharton County, the Prado Field in Jim Hogg County, natural gas producing fields with acreage in the Sargent South Field in Matagorda County, and acreage in the Wishbone Field in McMullen County, Texas. New Century's mission is to increase shareholder value by acquiring producing properties, profit from current drilling and development activities, and engage in opportunistic joint ventures that can expand its development program and prospect base. Additional information is available at http://www.newcenturyenergy.com.

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FORWARD-LOOKING  STATEMENTS:  This  press  release  contains  forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). In particular, when used in the preceding discussion, the words "believes," "expects," "intends," "will," "anticipated," or "may," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act, and are subject to the safe harbor created by the Act. The Securities and Exchange Commission has generally permitted oil and gas companies in their filings with the SEC to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use the terms probable and possible reserves, reserve potential or upside or other descriptions of volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC's guidelines may prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by the Company. Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties. The reserve data included herein represents only estimates. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. As a result, estimates of different engineers often vary. The estimates of reserves, future cash flows and present value are based on various assumptions, including those prescribed by the SEC relating to oil and natural gas prices, and are inherently imprecise. Our reserves and future cash flows may be subject to revisions based on many factors. It is possible that the assumptions made by management are not necessarily the most likely, and may not materialize, including but not limited to the possible undeveloped gas reserve. In addition, other important factors that could cause actual results to differ materially include the following: business conditions and the amount of growth in the Company's industry and general economy; competitive factors; ability to attract and retain personnel; the price of the Company's stock; and the risk factors set forth from time to time in the Company's SEC reports, including but not limited to its annual report on Form 10-KSB; its quarterly reports on Forms 10-QSB; and any reports on Form 8-K. New Century Energy Corp. takes no obligation to update or correct forward-looking statements, and also takes no obligation to update or correct information prepared by third parties that are not paid for by the Company.

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